Exhibit 10.19

SUSQUEHANNA BANCSHARES, INC.

RECOUPMENT POLICY WITH RESPECT TO INCENTIVE AWARDS

The Board of Directors (the “Board”) of Susquehanna Bancshares, Inc. (the “Company”) has determined that it is in the best interests of the Company to adopt a Recoupment Policy (this “Recoupment Policy”) that would allow the Company to recoup Annual Incentive Awards (as defined below) paid to certain executive officers and other key employees in the event of the Recoupment Events (as defined below). The Recoupment Policy is effective with respect to Annual Incentive Awards for fiscal years beginning on or after January 1, 2009.

TARP. The Company participates in the Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”) established under the Emergency Economic Stabilization Act of 2008 (“EESA”) and later amended under the American Recovery and Reinvestment Act of 2009 (“ARRA”). This Recoupment Policy is intended to comply with the provisions for recovery or “clawback” under TARP as set forth under Section 7001 of ARRA and an interim final rule published in the Federal Register by the Treasury on June 15, 2009 (“Final Rule”) (collectively, the Final Rule together with any additional regulations, guidance or requirements issued by the Treasury under ARRA shall be referred to as the “TARP Regulations”).

Annual Incentive Awards. For purposes of this Recoupment Policy, Annual Incentive Awards shall include the following items payable to a Specified Executive Officer (as defined below): (a) any payment that is in addition to any payments for services performed at a regular hourly, daily, weekly, monthly or similar periodic rate, (b) any payment (other than base pay and commissions) that is contingent on the completion of a future service period or a specific project or other activity of the Company or an affiliate and is not based on performance (other than forfeiture of the payment due to termination from employment for cause) or the business activities or value of the Company or an affiliate, and (c) any compensation to serve as incentive for performance to occur over a specified period, whether measured based upon financial performance of the Company or an affiliate, the Company’s stock price, or any other performance measure, or in connection with the completion of a specified transaction, and any stock, stock option, or other equity-based compensation (e.g., restricted stock units or stock appreciation rights) that is not considered base pay.

Specified Executive Officers. This Recoupment Policy applies to Specified Executive Officer(s) of the Company and designated affiliates. For purposes of this Recoupment Policy, “Specified Executives Officer(s)” shall mean the following three (3) groups of employees, each as determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion consistent with the requirements of TARP to the extent applicable:

(a)	the chief executive officer, chief financial officer and next three (3) most highly compensated executive officers of the Company (the “SEOs”);

(b)	the next twenty (20) most highly compensated employees of the Company other than the SEOs, whose annual compensation is the highest among all employees for the last completed fiscal year regardless of whether the compensation was includible in gross income for federal income tax purposes (the “HCEs”, and collectively with the SEOs, the “TARP Covered Employees”); and

(c)	any other key employee of the Company or any of its affiliates (the “General Employees”).

This Recoupment Policy shall be mandatory for all the TARP Covered Employees during the period the U.S. Department of the Treasury (“Treasury”) provides financial assistance to the Company under TARP and until any obligations arising from the financial assistance remain outstanding (disregarding any warrants to purchase common stock of the Company that Treasure may hold) (the “TARP Period”). This Recoupment Policy shall be discretionary for all the General Employees and shall only apply to the General Employees who are designated from time to time by the Compensation Committee based on the General Employees specific involvement with the Recoupment Events. Following the TARP Period, this Recoupment Policy shall be discretionary for all Specified Executive Officers as determined by the Compensation Committee. For General Employees, the circumstances triggering a

Recoupment Event with respect to an Annual Incentive Award must be discovered within five (5) years of the date the Annual Incentive Award is paid.

Applicable Programs. The terms and conditions of any annual incentive award program under which an Annual Incentive Award may be paid by the Company or an affiliate to a Specified Executive Officer shall include a provision incorporating the requirements of this Recoupment Policy.

Administration. This Recoupment Policy shall be administered by the Compensation Committee. The Compensation Committee shall have express discretionary authority to interpret and administer this Recoupment Policy and to make all determinations with respect to this Recoupment Policy in its sole discretion which shall be final and binding on all parties.

Recoupment. To the extent permitted or required by applicable law, the Compensation Committee shall require that each of the Specified Executive Officers reimburse the Company for all, or such portion of any Annual Incentive Award, based on the occurrence of any of the following Recoupment Events (as defined below) as determined by the Compensation Committee:

(a)	the Company is required to prepare a financial restatement due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, as a result of misconduct, and the Specified Executive Officer receives an Annual Incentive Award that was paid to the Specified Executive Officer on the basis of having met or exceeded specific targets for performance periods occurring in whole or in part during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement;

(b)	the Specified Executive Officer receives an Annual Incentive Award that is based on materially inaccurate financial statements (which includes but is not limited to statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria;

For purposes of (b) above, the determination of whether a financial statement or performance metric criteria is materially inaccurate shall depend on the facts and circumstances of the Recoupment Events as determined by the Compensation Committee. A financial statement or performance metric shall be treated as materially inaccurate with respect to any Specified Executive Officer who knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to the financial statements or performance metric criteria.

(c)	the Specified Executive Officer causes or is reasonably expected to cause injury to the interest or business reputation of the Company or of a business area for which the Specified Executive Officer has or had responsibility, including a material financial loss suffered by the Company or such business area; or

(d)	a material violation of the Company’s Code of Ethics by a Specified Executive Officer .

Each event specified in (a) through (d) shall be referred to herein as the “Recoupment Events.” The Recoupment Events specified in (a) and (b) shall apply to all the TARP Covered Employees, even if the TARP Covered Employees are not directly involved in a particular Recoupment Event as determined by the Compensation Committee. The Recoupment Events specified in (c) and (d) shall apply to the TARP Covered Employees only to the extent the TARP Covered Employees are involved in the information or actions that caused the Recoupment Event as determined by the Compensation Committee. Each of the Recoupment Events specified in (a) through (d) shall apply to the General Employees only to the extent the General Employees are involved in the information or actions that caused the Recoupment Event as determined by the Compensation Committee.

The Compensation Committee shall determine the amount of any reimbursement to the Company of any Annual Incentive Award paid to a Specified Executive Officer based on the Recoupment Events. In each such instance, the reimbursement shall be made within ninety (90) days after the Company provides written notice to the Specified Executive Officers of the reimbursement requirement (or such other period as the Compensation Committee determines). The Compensation Committee may also designate additional Reimbursement Events that may trigger this Recoupment Policy, provided, however, such additional events shall only apply to Annual Incentive Awards if designated by the Compensation Committee before the applicable performance period for which such Annual Incentive Awards may be earned commences.

Notwithstanding anything contained herein to the contrary, as necessary to comply with TARP, in the event a reimbursement is required pursuant to the Recoupment Events, the Company shall take all necessary steps to recoup all or such portion of any Annual Incentive Award paid to the Specified Executive Officers, except to the extent unreasonable to do so, such as, a situation where the expense of the enforcement of rights under this Recoupment Policy exceed the potential reimbursement required by the Specified Executive Officers.

General Rights. This Recoupment Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Board may deem appropriate under the circumstances and under applicable law. Nothing contained in this Recoupment Policy shall limit the Company’s ability to seek recoupment, in appropriate circumstances (including circumstances beyond the scope of this Recoupment Policy) and as permitted by applicable law, of any amounts from any individual, whether or not a Specified Executive Officer.

This Recoupment Policy may be amended from time to time by the Board.

Adopted by the Board of Directors: August 26, 2009

RESOLUTIONS OF THE BOARD OF DIRECTORS

OF SUSQUEHANNA BANCSHARES, INC.

Dated: October 21, 2009

TARP Recoupment Policy Amendments

WHEREAS, Susquehanna Bancshares, Inc. (the “Company”) participates in the Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”) established under the Emergency Economic Stabilization Act of 2008 (“EESA”) and later amended under the American Recovery and Reinvestment Act of 2009 (“ARRA”); and

WHEREAS, companies participating in TARP must adopt standards for executive compensation and corporate governance for the period during which the U.S. Department of Treasury (“Treasury”) holds an equity or debt position in the Company under TARP (the “CPP Period”); and

WHEREAS, the Company has adopted a Recoupment Policy to recover or “clawback” certain annual incentive awards as required under TARP and as set forth under Section 7001 of ARRA and an interim final rule published in the Federal Register by the Treasury on June 15, 2009 (the “TARP Regulations”); and

WHEREAS, the Recoupment Policy provides that the terms and conditions of any annual incentive award plan or program under which an Annual Incentive Award (as defined in the Recoupment Policy) may be paid by the Company to a Specified Executive Officer (as defined in the Recoupment Policy) will include a provision incorporating the requirements of the Recoupment Policy; and

WHEREAS, the Company maintains various annual incentive award plans and programs (the “Incentive Plans”) as set forth on the attached Exhibit A under which an Annual Incentive Award may be paid by the Company to a Specified Executive Officer; and

WHEREAS, the Company maintains certain other agreements, including employment agreements, pursuant to which payments may occur under the Incentive Plans;

WHEREAS, the Board of Directors of the Company (the “Board”) deems it advisable for the Company to adopt and approve amendments to the Incentive Plans to reference the Recoupment Policy and the provisions to recover or “clawback” Annual Incentive Awards;

NOW, THEREFORE, BE IT:

RESOLVED, upon the recommendation of the Compensation Committee of the Board, the Board hereby adopts and approves an amendment to the Incentive Plans such that the provisions regarding the Recoupment Policy set forth on the attached Exhibit B shall be included in the Incentive Plans; and it is further

RESOLVED, that the provision regarding the Recoupment Policy shall also apply to Annual Incentive Awards paid out under the Incentive Plans as set forth under any other agreement, including any employment agreements; and it is further

RESOLVED, that each officer of the Company is hereby authorized, directed and empowered, for and on behalf of the Company, to take any and all such actions and execute and deliver all documents as may be necessary or advisable to implement the foregoing resolutions.

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EXHIBIT A*

INCENTIVE PLANS

1.	SBI Key Employee Incentive Plan
2.	Susquehanna Corporate Referral Incentive Program
3.	Susquehanna Mortgage Residential Mortgage Banker Compensation Plan and Procedures
a.	Susquehanna Mortgage Residential Mortgage Banker/Team Leader Compensation Plan Addendum
4.	Incentive Plan for SWAPs and Other Customer Hedging Products
5.	SBI Incentive Program for Regional Wealth Management Executives
6.	VFAM Compensation Plan
7.	STIC Trust Sales Compensation Plan: Investment Officers and Trust Officers
8.	STIC Trust Sales Compensation Plan: Officers
9.	Susquehanna Wealth Strategies Compensation and Criteria Outline
10.	Stratton Portfolio Managers’ Compensation Arrangements
11.	Susquehanna Commercial Finance: Non-Sales Incentive Plan
12.	Susquehanna Commercial Finance: Syndication Officer Commission Plan
13.	Susquehanna Commercial Finance: VP of Acquisition and Syndication Commission Plan
14.	Susquehanna Commercial Finance: Sales Compensation Plan
15.	Susquehanna Commercial Finance: Executive Bonus Plan
16.	Susquehanna Commercial Finance: Incentive Compensation Plan for Susquehanna Commercial Finance, Inc. Marketing
17.	Hann Financial Service Corporation Incentive Plan for 2009
18.	Susquehanna’s 2005 Equity Compensation Plan
19.	Susquehanna Incentive Plan
20.	Key Executive Severance Pay Plan
21.	The Addis Group 2008 and 2009 Group Bonus Plans and 2009 Addis Management Team Retention Plan
22.	VFAM Plan for Portfolio Client Service Managers
23.	VFAM Director of Wealth Management Sales Incentive Plan
24.	Brandywine Benefits Corp. Incentive Plan for Retirement Plan Sales Managers
25.	Incentive Compensation Plan for Retirement Plan Services Retirement Plan Sales Managers Marketing “Qualified Retirement Plans” or “IRA Rollover Services” for VFAM and Brandywine Benefits Corp.
26.	Susquehanna Mortgage Residential Mortgage Executive Bonus Plan

*	As amended by a resolution of the Board of Directors dated February 26, 2010.

EXHIBIT B

Each of the Incentive Plans set forth on Exhibit A shall be amended by including the following provisions regarding the Recoupment Policy set forth below. Any inconsistency in a defined term set forth in the provisions below shall be interpreted by the Compensation Committee in its sole discretion.

“Recoupment Policy” means the Recoupment Policy with respect to Annual Incentive Awards (as defined in the Recoupment Policy) adopted by the Board of Directors of the Company on August 26, 2009, effective for fiscal years beginning on or after January 1, 2009.

Recoupment Policy. The Company has established a Recoupment Policy with respect to certain executive officers and other key employees, under which a Participant, Executive, or such individual as defined in this plan or program (collective, the “Employee”) who is covered by the Recoupment Policy may be required to reimburse the Company for all or any portion of the Employee’s annual bonus or incentive awards pursuant to the terms of the Recoupment Policy. All bonuses or incentive awards paid under this plan or program are subject to the terms and conditions of the Recoupment Policy, and, as a condition of participation in this plan or program, each Employee is deemed to have agreed to the terms of the Recoupment Policy. The terms of the Recoupment Policy are incorporated into this plan or program by this reference.